Exhibit 99.1

For Immediate Release: May 19, 2005

OCCIDENTAL ANNOUNCES PERMIAN BASIN ACQUISITION

LOS ANGELES — Occidental Petroleum Corporation (NYSE: OXY) today announced the acquisition of an interest in oil and gas production from ExxonMobil in the Permian Basin of West Texas for a purchase price of approximately $972 million.  The production being acquired from ExxonMobil is primarily from the Salt Creek, Sharon Ridge and Dollarhide fields.

The closure of the ExxonMobil transaction, combined with another potential transaction (which is being negotiated to acquire additional Permian interests), together with two smaller Permian acquisitions concluded in the first quarter, are expected to result in total proved reserve additions to Occidental, net of asset sales, of at least 130 million barrels of oil equivalent.  Occidental expects to sell certain of the acquired assets that do not fit its Permian portfolio.

These transactions, which are immediately accretive to earnings and will be financed from cash on hand, are expected to add approximately 26,000 net barrels of oil equivalent per day to Occidental’s 2005 production exit rate.

“When combined with our first quarter 2005 production rate of 565,000 equivalent barrels per day,” said Dr. Ray R. Irani, Chairman, President and Chief Executive Officer of Occidental Petroleum Corporation, “production from these acquisitions will put us well within reach of the exit rate of 600,000 equivalent barrels which we announced early this year.  Moreover, these transactions further strengthen our industry leading position in the Permian Basin and are consistent with our strategy of focusing on large, long-lived assets in our core geographic areas.”

The 2005 Depreciation, Depletion and Amortization rate for the combined properties, net of sales, is expected to be approximately $9 per equivalent barrel.  The rate is expected to trend downward in the following years.

A portion of the existing Permian production has been hedged in anticipation of these transactions as shown in the schedule below.

HEDGE VOLUMES AND SCHEDULE

	Volume Bopd	$/Bbl
		Low	High
2005 (1/2)	16,000	$45.41	$46.12
2006	16,000	41.51	44.03
2007	15,000	40.22	42.46
2008	14,000	34.07	47.47
2009	13,000	33.15	47.41
2010	12,000	33.00	46.35
2011	12,000	32.92	46.27

The production above is similar in character to a portion of the PDP reserves involved in the ExxonMobil transaction.

Statements in this presentation that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  Occidental disclaims any obligation to update any forward-looking statements.

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Contacts:	Lawrence P. Meriage (media)
310-443-6562
Kenneth J. Huffman (investors)
212-603-8183
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